Exhibit 3.1
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                 Amendment to Restated Articles of Incorporation

                                   ARTICLE IV
                                  CAPITAL STOCK
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      Section 1. Classes and Shares Authorized. The authorized capital stock of the Corporation shall be 200,000,000 shares of Common Stock, $.001 par value, and 50,000,000 shares of Preferred Stock, $.001 par value.